                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           DETROIT DIESEL CORPORATION
                                       AT
                              $23.00 NET PER SHARE
                                       BY
                        DIESEL PROJECT DEVELOPMENT, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, AUGUST 25, 2000, UNLESS THE OFFER IS EXTENDED.

 THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 20, 2000 (THE "MERGER AGREEMENT"), AMONG DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION ("DCNA"), WHICH IS A WHOLLY OWNED SUBSIDIARY OF DAIMLERCHRYSLER AG, A GERMAN AKTIENGESELLSCHAFT, DIESEL PROJECT DEVELOPMENT, INC., A WHOLLY OWNED SUBSIDIARY OF DCNA (THE "PURCHASER"), AND DETROIT DIESEL CORPORATION (THE "COMPANY"), AND IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE "SHARES"), WHICH, WHEN ADDED TO THE NUMBER OF SHARES CURRENTLY OWNED BY DCNA (APPROXIMATELY 21.4% OF THE OUTSTANDING SHARES), REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED, AND THE NOTIFICATION OF AND APPROVAL BY THE EUROPEAN COMMISSION UNDER THE EU COUNCIL REGULATION 4064/89, AS AMENDED, HAVING BEEN RECEIVED. DDC HOLDINGS, INC., A WHOLLY OWNED INDIRECT SUBSIDIARY OF PENSKE CORPORATION, THE COMPANY'S MAJOR STOCKHOLDER BENEFICIALLY OWNING APPROXIMATELY 48.6% OF THE COMPANY'S OUTSTANDING SHARES, HAS AGREED TO TENDER ITS SHARES IN THE OFFER. SEE SECTION 11. ASSUMING DDC HOLDINGS TENDERS ITS SHARES IN THE OFFER, THE MINIMUM CONDITION IN (1) ABOVE WILL BE SATISFIED WITHOUT THE NEED FOR ANY OTHER STOCKHOLDER TO TENDER SHARES IN THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.
                          ----------------------------

 BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE OF THOSE PRESENT (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.
                          ----------------------------
                                   IMPORTANT

 Any stockholder of the Company wishing to tender Shares in the Offer must
 (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in
 Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

 Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

 Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                               J.P. MORGAN & CO.

 July 31, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................       1

INTRODUCTION................................................       6

THE TENDER OFFER............................................       8
    1.  Terms of the Offer..................................       8
    2.  Acceptance for Payment and Payment for Shares.......      10
    3.  Procedures for Accepting the Offer and Tendering
     Shares.................................................      11
    4.  Withdrawal Rights...................................      13
    5.  Certain United States Federal Income Tax
     Consequences...........................................      14
    6.  Price Range of Shares; Dividends....................      15
    7.  Certain Information Concerning the Company..........      16
    8.  Certain Information Concerning DCNA and the
     Purchaser..............................................      17
    9.  Source and Amount of Funds..........................      19
    10. Background of the Offer; Past Contacts or
     Negotiations with the Company..........................      19
    11. The Merger Agreement; The Stock Purchase Agreement;
        The Stock Put Option Agreement and The Management
        Services Agreement..................................      20
    12. Purpose of the Offer; Plans for the Company.........      35
    13. Certain Effects of the Offer........................      36
    14. Dividends and Distributions.........................      37
    15. Certain Conditions of the Offer.....................      37
    16. Certain Legal Matters; Regulatory Approvals.........      39
    17. Fees and Expenses...................................      41
    18. Miscellaneous.......................................      41

SCHEDULE I--Information Concerning Directors and Executive
Officers
of DaimlerChrysler AG, DCNA and the Purchaser...............     I-1

                               SUMMARY TERM SHEET

    Diesel Project Development, Inc. is offering to purchase all of the outstanding common stock of Detroit Diesel Corporation for $23.00 per share in cash. The following are some of the questions you, as a stockholder of Detroit Diesel, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is Diesel Project Development, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Detroit Diesel and have carried on no activities other than in connection with the merger agreement among DaimlerChrysler North America Holding Corporation, which is a wholly owned subsidiary of DaimlerChrysler AG, a German Aktiengesellschaft, Detroit Diesel and ourselves. We are a wholly owned subsidiary of DaimlerChrysler North America Holding Corporation, a Delaware corporation. See the "Introduction" and Section 1.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the issued and outstanding shares of common stock of Detroit Diesel. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $23.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    DaimlerChrysler North America, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. DaimlerChrysler North America will obtain its funds from its parent corporation, DaimlerChrysler AG, which will use internally generated funds for this purpose. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash, and we have already arranged for all of our funding to come from the internally generated funds of DaimlerChrysler AG. Additionally, the offer is not subject to any financing condition. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Friday, August 25, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    We have agreed in the merger agreement that:

    - Without the consent of Detroit Diesel, we may extend the offer beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived.

    - Without the consent of Detroit Diesel, we may extend the offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission applicable to the offer.

    - Unless Detroit Diesel advises us that it does not wish us to extend the offer, we will extend the offer from time to time until the earlier of
      (1) 30 days after the date on which any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated and the notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended, has been received or
      (2) December 31, 2000, in the event that on the then-scheduled expiration date all of the conditions to the offer have not been satisfied or waived as permitted by the merger agreement.

    - If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn) and extend the offer to provide a "subsequent offering period" for at least three business days during which time stockholders whose shares have not been accepted for payment may tender their shares and receive the offer consideration. There will be no withdrawal rights during the subsequent offering period. In addition, we are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days (for all such extensions).

    Any extension under the circumstances described in the first and third bullet points above will not exceed that number of days that we reasonably believe is necessary to cause the conditions of the offer to be satisfied, and in no event will exceed ten business days.

    See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer which, when added to the number of shares currently owned by DaimlerChrysler North America, represents at least a majority of the then outstanding shares on a fully diluted basis. We call this condition the "minimum condition." For purposes of the offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of shares of Detroit Diesel common stock that are actually issued and outstanding plus the maximum number of such shares that Detroit Diesel may be required to issue under stock options, warrants and other rights (including restricted stock grants) or securities convertible into shares of Detroit Diesel common stock, whether or not currently exercisable. DDC HOLDINGS, INC., A WHOLLY OWNED INDIRECT SUBSIDIARY OF PENSKE CORPORATION, DETROIT DIESEL'S MAJOR STOCKHOLDER BENEFICIALLY OWNING APPROXIMATELY 48.6% OF THE COMPANY'S OUTSTANDING SHARES, HAS AGREED TO TENDER ITS SHARES IN THE OFFER. ASSUMING DDC HOLDINGS TENDERS THE SHARES IT BENEFICIALLY

      OWNS IN THE OFFER THE MINIMUM CONDITION WOULD BE SATISFIED WITHOUT ANY OTHER STOCKHOLDER TENDERING SHARES IN THE OFFER BECAUSE DAIMLERCHRYSLER NORTH AMERICA CURRENTLY BENEFICIALLY OWNS APPROXIMATELY 21.4% OF THE COMPANY'S OUTSTANDING SHARES. See Section 11.

    - We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in the business, operations, assets or financial condition of Detroit Diesel.

    - We are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated or the notification of and approval by the European Commission under the EU Council Regulation has not been received.

    The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Detroit Diesel's consent; however, we cannot waive the minimum condition. See Section 15.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through ChaseMellon Shareholder Services, L.L.C. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Thursday, September 28, 2000, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period discussed in Section 1. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE DETROIT DIESEL BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

    We are making the offer pursuant to the merger agreement, which the Detroit Diesel board of directors has approved by a unanimous vote of those directors present at the meeting. Based upon the unanimous recommendation of the special committee of independent directors who are unaffiliated with both Penske Corporation and DaimlerChrysler North America, the board of directors also
(1) determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Detroit Diesel, and (2) recommends that Detroit Diesel's stockholders accept the offer and tender their shares pursuant to the offer and adopt the merger agreement. See the "Introduction."

HAVE ANY DETROIT DIESEL STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

    Yes. DDC Holdings, Inc., a wholly owned indirect subsidiary of Penske Corporation, Detroit Diesel's major stockholder owning approximately 48.6% of the Company's outstanding shares, has agreed to tender its shares in the offer.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL DETROIT DIESEL CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Detroit Diesel will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the Detroit Diesel common stock will no longer be eligible to be traded through the New York Stock Exchange; there may not be a public trading market for the Detroit Diesel common stock; and Detroit Diesel may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE DETROIT DIESEL CORPORATION SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for at least a majority of the shares of Detroit Diesel on a fully diluted basis, the purchaser, Diesel Project Development, Inc., will be merged with and into Detroit Diesel. If that merger takes place, DaimlerChrysler North America will own all of the shares of Detroit Diesel, and all remaining stockholders of Detroit Diesel (other than us and stockholders properly exercising dissenters' rights) will receive $23.00 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not exercise dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Detroit Diesel that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Detroit Diesel common stock. Also, as described above, Detroit Diesel may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Sections 12 and 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On July 19, 2000, the last trading day before we announced the acquisition, the last sale price of Detroit Diesel common stock reported on the New York Stock Exchange was $21 3/8 per share. On July 28, 2000, the last trading day before we commenced the tender offer, the last sale price of Detroit Diesel common stock reported on the New York Stock Exchange was $22 13/16. We encourage you to obtain a recent quotation for shares of Detroit Diesel common stock in deciding whether to tender your shares. See Section 6.

GENERALLY, WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

    The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gain recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or J.P. Morgan Securities Inc. at (877) 576-7940 (toll free). MacKenzie Partners, Inc. is acting as the information agent and J.P. Morgan is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Detroit Diesel Corporation:

                                  INTRODUCTION

    Diesel Project Development, Inc. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of DaimlerChrysler North America Holding Corporation, a Delaware corporation ("DCNA"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock" or the "Shares"), of Detroit Diesel Corporation (the "Company"), at a price of $23.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 20, 2000 (the "Merger Agreement") among DCNA, the Purchaser, and the Company. The Merger Agreement provides that following the Offer the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Company will be a wholly owned subsidiary of DCNA. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time") each Share outstanding immediately prior to the Effective Time (other than Shares owned by DCNA or the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $23.00 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    As an inducement to DCNA and the Purchaser to enter into the Merger Agreement, DDC Holdings, Inc. ("DDC Holdings"), a wholly owned indirect subsidiary of Penske Corporation, Detroit Diesel's major stockholder owning approximately 48.6% of the Company's outstanding shares, has entered into a Stock Purchase Agreement with DCNA (the "Stock Purchase Agreement") pursuant to which DDC Holdings has agreed, among other things, to tender all of its Shares in the Offer. The Stock Purchase Agreement and the other agreements entered into in connection with the Merger Agreement are more fully described in Section 11.

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. DCNA or the Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc., as dealer manager ("J.P. Morgan" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

    BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY WHO ARE UNAFFILIATED WITH BOTH PENSKE CORPORATION AND DCNA (THE "SPECIAL COMMITTEE"), THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") BY UNANIMOUS VOTE OF THOSE PRESENT (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES CURRENTLY OWNED BY DCNA (APPROXIMATELY 21.4% OF THE OUTSTANDING SHARES), REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS

(THE "MINIMUM CONDITION"), AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") HAVING EXPIRED OR BEEN TERMINATED AND THE NOTIFICATION OF AND APPROVAL BY THE EUROPEAN COMMISSION UNDER THE EU COUNCIL REGULATION 4064/89, AS AMENDED (THE "EU REGULATION"), HAVING BEEN RECEIVED (THE "REGULATORY CONDITION"). DDC HOLDINGS, A WHOLLY OWNED INDIRECT SUBSIDIARY OF PENSKE CORPORATION, THE COMPANY'S MAJOR STOCKHOLDER BENEFICIALLY OWNING APPROXIMATELY 48.6% OF THE COMPANY'S OUTSTANDING SHARES, HAS AGREED TO TENDER ITS SHARES IN THE OFFER. ASSUMING DDC HOLDINGS TENDERS ITS SHARES IN THE OFFER, THE MINIMUM CONDITION WILL BE SATISFIED WITHOUT THE NEED FOR ANY OTHER STOCKHOLDER TO TENDER SHARES IN THE OFFER. SEE SECTION 11. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 15.

    For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights (including restricted stock grants) or securities convertible into shares of Common Stock, whether or not currently exercisable.

    The Company has represented to DCNA that, as of July 20, 2000, 23,120,291 Shares were issued and outstanding, 1,203,375 Shares were subject to outstanding stock options, and 102,560 Shares were granted as deferred stock awards under the Company's Stock Incentive Plans, and 1,585,900 Shares were issued and held in the treasury of the Company. DCNA beneficially owns 4,935,361 Shares. Accordingly, the Minimum Condition will be satisfied if 7,277,752 Shares are tendered in the Offer. DDC Holdings, a wholly owned indirect subsidiary of Penske Corporation, Detroit Diesel's major shareholder, beneficially owns 11,240,000 Shares and has agreed to tender all of its Shares in the Offer pursuant to the Stock Purchase Agreement. Assuming DDC Holdings tenders the Shares it beneficially owns in the Offer, the Minimum Condition will be satisfied without the need for any other stockholder to tender Shares in the Offer. See Section 11.

    The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, DCNA will be entitled to designate such additional number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by DCNA pursuant to the Merger Agreement) and (2) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company has agreed, upon request of the Purchaser, promptly to increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable DCNA's designees to be so elected to the Company Board and, subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder, to cause DCNA's designees to be so elected; PROVIDED, HOWEVER, that until the Effective Time there must be at least two members of the Company Board who were directors as of the date of the Merger Agreement and were members of the Special Committee. See Section 11.

    The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the adoption of the Merger Agreement. DCNA and the Purchaser have agreed to vote their Shares in favor of the adoption of the Merger Agreement. See Section 11.

    This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, August 25, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

    The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to
(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or
(iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    Under the terms of the Merger Agreement, the Purchaser may not make any change to the Offer without the prior written consent of the Company that
(i) decreases the price per Share payable in the Offer, (ii) reduces the maximum number of Shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) modifies or amends any of the conditions to the Offer set forth in Section 15, (v) imposes conditions to the Offer in addition to the conditions set forth in Section 15, (vi) waives the Minimum Condition, (vii) makes any other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or
(viii) except as provided below, extends the Offer.

    Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer. In addition, unless the Company advises the Purchaser that it does not wish the Purchaser to extend the Offer, the Purchaser will extend the Offer from time to time until the earlier of (a) 30 days after the date on which the Regulatory Condition has been satisfied or (b) December 31, 2000, in the event that on such date all of the conditions to the Offer have not been satisfied or earlier waived as permitted by the Merger Agreement. An extension described in the preceding sentence or described in clause (i) of the first sentence of this paragraph will not exceed the lesser of (a) ten business days or (b) such fewer number of days that the Purchaser reasonably believes is necessary to cause the conditions of the Offer to be satisfied.

    Rule 14d-11 under the Exchange Act permits the Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

    The Purchaser has agreed to include a Subsequent Offering Period of not less than three business days in the event that all of the conditions to the Offer have been satisfied or waived, as permitted by the Merger Agreement, as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 have not been satisfied and (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

    The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as permitted after the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and
(3) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special

Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; PROVIDED that all of the following conditions are satisfied:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

    In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of DCNA, the Purchaser, the Dealer Manager, the Depositary, the

Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and the payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, September 28, 2000.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of DCNA, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period by following one of the procedures described in Section 3 hereof.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company who hold their Shares as capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of DaimlerChrysler AG. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not address the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (I.E., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gain recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

    A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "DDC." The following table sets forth, for the periods indicated, the high and low sale prices per Share as well as the dividends paid to stockholders for the periods indicated. Share prices are as reported on the NYSE based on published financial sources.

                                                                            COMMON STOCK
                                                              -----------------------------------------
                                                                  HIGH             LOW        DIVIDENDS
                                                              -------------   -------------   ---------
Fiscal Year 1998:
  First Quarter.............................................  $      23 3/4   $    17 15/16        --
  Second Quarter............................................         25 3/4         20 3/16        --
  Third Quarter.............................................        22 3/16          16 1/4        --
  Fourth Quarter............................................             23          15 1/2        --
Fiscal Year 1999:
  First Quarter.............................................  $      23 3/8   $      19 7/8    $0.125
  Second Quarter............................................         25 1/2          20 5/8     0.125
  Third Quarter.............................................         24 7/8         18 1/16     0.125
  Fourth Quarter............................................        20 9/16          17 7/8     0.125
Fiscal Year 2000:
  First Quarter.............................................  $      19 7/8   $      14 7/8    $0.125
  Second Quarter............................................         19 3/8          12 7/8     0.125
  Third Quarter (through July 28, 2000).....................       22 13/16          15 1/8     0.125

    On July 19, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the last sale price of the Shares on the NYSE was $21 3/8 per Share. On July 28, 2000, the last full day of trading before the commencement of the Offer, the last sale price of the Shares on the NYSE was $22 13/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company is a Delaware corporation with its principal offices located at 13400 Outer Drive West, Detroit, Michigan 48239-4001. The telephone number of the Company is (313) 592-5000. According to the Company's Form 10-K for the fiscal year ended December 31, 1999, the company designs, manufactures, markets, services and provides aftermarket and remanufactured products for a full range of high performance diesel and alternative fuel engines. The company primarily sells engines directly to original equipment manufacturers in the truck, automotive and off-road markets. The Company's wholly owned subsidiary, Detroit Diesel Remanufacturing Corporation, remanufactures two- and four-cycle engines and component parts. The Company's wholly owned subsidiary, VM Motori S.p.A. ("VM Motori"), located in Italy, is a major independent supplier of diesel engines to the international automotive industry. In Brazil, the Company's wholly owned subsidiary, Detroit Diesel Motores do Brasil Ltda. ("DDC Brazil"), assembles the 2.5-liter, 4-cylinder automotive diesel engine manufactured by VM Motori. VM Holdings, Inc. ("VM Holdings"), a wholly owned subsidiary of the Company, is the legal and beneficial owner of 100% of the capital stock of VM Motori and DDC Brazil.

    CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY. Prior to entering into the Merger Agreement, representatives of DaimlerChrysler AG conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were based on numerous assumptions made by the Company's management, including, among others, unit sales, engineering costs, capital expenditures, depreciation and amortization and cost savings as well as industry performance and general business, economic, market and financial conditions, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove to be accurate. These projections do not give effect to the Offer or the potential combined operations of the DaimlerChrysler AG group and the Company or any changes that may be made to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the Detroit Diesel stockholders access to the material financial projections prepared by the Company's management that were made available to DaimlerChrysler AG in connection with its due diligence investigation.

                           DETROIT DIESEL CORPORATION
                     ($ in millions, except per Share data)

                                            PROJECTED FYE DECEMBER 31,
                               ----------------------------------------------------
                                 2000       2001       2002       2003       2004
                               --------   --------   --------   --------   --------
Net Sales....................  $2,110.7   $2,178.8   $2,275.3   $2,348.3   $2,455.4
Gross Profit.................     508.2      534.6      565.3      587.5      621.7
EBIT.........................      63.2       74.2       98.5      119.8      137.6
Net Income...................      35.3       39.8       55.1       70.3       83.3
Earnings Per Share...........  $   1.52   $   1.72   $   2.38   $   3.03   $   3.59

    It is the understanding of DaimlerChrysler AG, DCNA and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to DaimlerChrysler AG in connection with its evaluation of a business transaction with the Company. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The inclusion of the projections herein should not be regarded as an indication that any of DaimlerChrysler AG, DCNA, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of DaimlerChrysler AG, DCNA, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the actual performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    MISCELLANEOUS. For a description of certain business relationships between the Company and DaimlerChrysler AG and its affiliates, see Section 8.

    FINANCIAL INFORMATION. Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 1998 and 1999 fiscal years set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, beginning on page 31 of such report. The report may be inspected at, and copies may be obtained from, the same places and in the same manner set forth under "--Available Information" below.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.  CERTAIN INFORMATION CONCERNING DCNA AND THE PURCHASER.

    GENERAL. DCNA is a Delaware corporation with its principal offices located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766. The telephone number of DCNA is (248) 512-6130. DCNA was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. DCNA acts as a financial clearing entity for many of DaimlerChrysler AG's subsidiaries by providing appropriate capital funding through outside finance resources as well as through self-generated resources within the DaimlerChrysler AG group of companies. DCNA is a wholly owned subsidiary of DaimlerChrysler AG.

    The Purchaser is a Delaware corporation with its principal offices located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326. The telephone number of the Purchaser is (248) 512-6130. The Purchaser is a wholly owned subsidiary of DCNA. The Purchaser has not carried on any activities other than in connection with the Merger Agreement.

    DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany, with its principal offices located at Epplestrasse 225, 70567 Stuttgart, Germany. The telephone number of DaimlerChrysler AG is 011-49-711-17-0. DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The Group is engaged in the development, manufacture, distribution and sale of a wide range of automotive and transportation products, including passenger cars, commercial vehicles and rail systems. It also provides a variety of financial and other services relating to the automotive value chain. The DaimlerChrysler Group is active primarily in Europe, the United States, Canada and Mexico. DaimlerChrysler AG owns 100% of DaimlerChrysler North America Holding Corporation and DaimlerChrysler Services (debis) AG, and 93.8% of DaimlerChrysler Luft- und Raumfahrt Holding Aktiengesellschaft.

    In both 1998 and 1999, the Company and its affiliates had business relationships with DaimlerChrysler AG and its affiliates, including DCNA, MTU Motoren- und Turbinen-Union Friedrichshafen GmbH and Freightliner Corporation.

    Under the Company's financing agreement with DCNA, DDC Holdings has agreed to vote for the election to the Company Board two nominees designated by DCNA. Pursuant to the Agreement, one such nominee is to be a member of the Compensation Committee. DCNA has agreed to vote its Shares in favor of DDC Holdings' nominees. Under the financing agreement, DCNA's consent is required with respect to certain significant business matters. In addition, DCNA and DDC Holdings have reciprocal rights of first refusal with respect to each other's shares of Company Common Stock.

    The Company paid DaimlerChrylser AG and its affiliates $1.3 million and $5.8 million in 1998 and 1999, respectively, for service parts pursuant to a North American distribution agreement for parts and service for certain Mercedes-Benz industrial diesel engines and other miscellaneous items. In 1998 and 1999, the Company sold approximately $140 million and $163.8 million, respectively, of engines and related parts to DaimlerChrysler AG and approximately $581 million and $790.8 million, respectively, of engines and related parts to Freightliner Corporation.

    In 1998 and 1999, the Company paid MTU $61 million and $39.6 million, respectively, for engine blocks for the Series 149 engine, parts for the Series 2000 and 4000 engines, engines and service parts pursuant to an agreement for MTU products and services in North America, and other miscellaneous items, and received from MTU approximately $5.0 million and $2.4 million, respectively, as reimbursement for warranty services on MTU engines. The Company will pay MTU approximately $9.7 million over the next several years related to the allocation of costs incurred under license agreements for the Series 2000 and 4000 engines.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of DaimlerChrysler AG, DCNA and the Purchaser and certain other information are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase and in Schedule I hereto,
(1) none of DCNA, the Purchaser nor, to the best knowledge of DCNA and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of DCNA or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (2) none of DCNA, the Purchaser nor, to the best knowledge of DCNA and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and the Stock Purchase Agreement or as otherwise described in this Offer to Purchase, none of DCNA, the Purchaser nor, to the best knowledge of DCNA and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of DCNA, the Purchaser nor, to the best knowledge of DCNA and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between DCNA or any of its subsidiaries or, to the best knowledge of DCNA, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in
Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $433,000,000 plus any related transaction fees and expenses. The Purchaser will obtain such funds from DCNA. DCNA will obtain its funds from its parent corporation, DaimlerChrysler AG, which will use internally generated funds for this purpose. The Purchaser has no alternative financing plans or arrangements.

10.  BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    In 1993 DCNA, through a wholly owned subsidiary, entered into a financing agreement with the Company pursuant to which it purchased $20 million principal amount of a convertible debenture. Shortly thereafter in 1993 the Company determined to make an initial public offering ("IPO"), which it completed in October 1993. In accordance with its rights under the financing agreement DCNA acquired approximately 11.3% of the Shares outstanding immediately following the IPO through conversion of its debenture and the exercise of an option to acquire Shares in the IPO. In 1994 DCNA exercised a further right which it had in the financing agreement to acquire additional shares of Common Stock to bring its percentage ownership to the 20% level. In addition to DCNA's investment in the Company, DaimlerChrysler AG and its affiliates have pursued various co-operative ventures and developmental efforts in a number of different areas. See
Section 8.

    At various times in 1997, 1998 and 1999 representatives of DaimlerChrysler AG and representatives of the Company and Penske Corporation have broached the subject of a possible business combination between the parties, but these contacts never made any significant progress and each time encountered significant obstacles virtually from the outset. The most difficult obstacles included price, form of consideration and whether to include the Company's European automotive engine business in the proposed transaction. In addition, conflicting priorities of one or both parties also intervened from time to time to divert attention from a particular discussion initiative.

    In late May 2000 a representative of DaimlerChrysler AG had a discussion with a representative of the Company in which the possibility of a business combination transaction was again seriously raised. Thereafter, following up on that conversation, in early June 2000, representatives of DaimlerChrysler AG, the Company and Penske Corporation met in New York City to discuss specific topics relating to the feasibility and desirability of such a business combination transaction. The discussions included price, form of consideration, tax considerations, accounting considerations, how the Company's activities conducted through VM Holdings would be treated and the timing of any possible transaction. The meeting concluded with a number of open issues in these general areas and with an understanding that the three most complex issues were price, form of consideration and the treatment of VM Holdings. With respect to the latter two issues the DaimlerChrysler AG representatives expressed the position that cash was a preferable form of consideration but that DaimlerChrysler AG would consider DaimlerChrysler AG common shares provided that it did not create unrelated difficulties for DaimlerChrysler AG and that DaimlerChrysler AG required that VM Holdings must be restructured as a joint venture that would include DaimlerChrysler AG and Penske Corporation participation, with third parties also possibly participating as a condition of proceeding with any transaction. Throughout June there were follow-up telephone conversations between various parties in which the issues--which consisted principally of price, form of consideration and treatment of VM Holdings--and possible compromises of the issues were discussed.

    Late in June 2000 representatives of DaimlerChrysler AG, the Company and Penske Corporation met again in New York with the objective of concluding their feasibility discussions and establishing a timetable for a transaction if that proved viable. The parties concluded that there was sufficient common ground on the issues that a tentative timetable could be established for proceeding with a possible transaction. Specifically, they agreed to target mid-July as a decision point, to work on a put agreement for shares of VM Holdings that would serve as a back-stop for negotiating a joint venture of the Company's European/ Brazilian automotive activities (VM Holdings) after the business combination closing and finally that cash would be an agreeable form of consideration for the transaction if an acceptable price could be agreed upon.

    In preparation for a regularly scheduled Company Board meeting and a regularly scheduled DaimlerChrysler AG Supervisory Board (AUFSICHTSRAT) meeting, both in mid-July, the parties agreed that representatives of DaimlerChrysler AG would be afforded the opportunity to conduct an in-depth due diligence in Detroit during the week of July 10-14, 2000. In the course of the due diligence process DaimlerChrysler AG recognized a need for a management services agreement obligating Penske Corporation (or one of its affiliates) to continue providing the Company with various tax, risk management, sales, marketing, customer relations and strategic consulting services during a transitional period following the closing of the transaction. During the week of July 3-7, 2000, the parties exchanged drafts of forms of contractual documentation for the proposed transaction and resolved most of the issues relating to that documentation. In addition, representatives of DaimlerChrysler AG and representatives of the Company and Penske Corporation reached agreement on the form of the Stock Put Option Agreement, which eliminated one of the more significant obstacles to a transaction.

    On July 17 and 18, representatives of DaimlerChrysler AG and the Company finalized their negotiations and concluded the terms of agreements which could be recommended to their respective Boards (the Supervisory Board (AUFSICHTSRAT) for DaimlerChrysler AG and the Board of Directors for the Company).

    On July 19, 2000, the Company Board and DaimlerChrysler AG's Supervisory Board considered and approved the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement, the Stock Put Option Agreement and the Management Services Agreement, and shortly thereafter the appropriate parties executed and delivered the agreements. The agreements and the transactions they contemplate were announced on the morning of July 20.

11. THE MERGER AGREEMENT; THE STOCK PURCHASE AGREEMENT; THE STOCK PUT OPTION AGREEMENT AND THE MANAGEMENT SERVICES AGREEMENT.

    The following is a summary of the material provisions of the Merger Agreement, the Stock Purchase Agreement, the Stock Put Option Agreement and the Management Services Agreement, a copy of each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by DCNA and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to such Agreements, which are deemed to be incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreements.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the Regulatory Condition and certain other conditions that are described in Section 15.

    DIRECTORS. The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, DCNA shall be entitled to designate such additional number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by DCNA pursuant to the Merger Agreement) and (2) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of the Purchaser, promptly increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable DCNA's designees to be so elected to the Company Board and will cause DCNA's designees to be so elected; PROVIDED, HOWEVER, that until the Effective Time there shall be at least two members of the Company Board who were directors as of the date of the Merger Agreement and members of the Special Committee.

    Following the election of DCNA's designees to the Company Board, (a) any amendment or termination of the Merger Agreement by the Company, (b) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of DCNA or the Purchaser under the Merger Agreement, or (c) any waiver of any of the Company's rights under the Merger Agreement will, prior to the Effective Time, require the concurrence of a majority of the remaining directors who were members of the Special Committee (the "Independent Director Approval").

    THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, at the Effective Time the Purchaser will be merged with and into the Company with the Company being the Surviving Corporation in the Merger. Following the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation and become a wholly owned subsidiary of DCNA.

    If required by the DGCL, the Company will call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by DCNA or the Purchaser or any subsidiary of DCNA will be voted in favor of adopting the Merger Agreement.

    Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by DCNA or the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to such proceedings. See
Section 12.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to DCNA and the Purchaser, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; SEC filings; financial statements; absence of certain changes (including any material adverse effect on the business, results of operations, assets, or financial condition of the Company); absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; employee matters; labor matters; environmental matters; taxes; intellectual property; accuracy of certain disclosures; the opinion of the Company's financial advisor; and the required stockholder vote.

    Certain representations and warranties in the Merger Agreement made by the Company and DCNA are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, or DCNA and its subsidiaries, taken as a whole, as the case may be, but does not include the financial projections provided to DCNA and the Purchaser prior to execution of the Merger Agreement.

    Pursuant to the Merger Agreement, DCNA and the Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and power; good standing; corporate authority; corporate authorizations; the accuracy of certain disclosures; and their ability to finance the Offer and the Merger.

    COVENANTS. The Merger Agreement contains various covenants of the parties thereto. A description of certain of these covenants follows:

    COMPANY CONDUCT OF BUSINESS COVENANTS. The Merger Agreement provides that, prior to the Effective Time and except as may be agreed in writing by DCNA, which will not be unreasonably withheld or delayed, or as expressly permitted by the Merger Agreement, the Company:

    (1) will, and will cause each of its subsidiaries to, conduct its operations in all material respects according to its ordinary course of business;

    (2) will use its reasonable best efforts to, and cause each of its subsidiaries to use its reasonable best efforts to, (a) preserve intact its business organization and goodwill, (b) keep available the services of its current officers and other key employees, and (c) preserve its current relationships with those persons having significant business dealings with the Company and its subsidiaries;

    (3) will notify DCNA of any emergency or other substantial change in the normal course of its or its subsidiaries' respective businesses or in the operation of its or its subsidiaries' respective properties and of any complaints of or hearings of which the Company has knowledge before any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity") if such emergency, change, complaint or hearing would have a Material Adverse Effect on the Company;

    (4) will not, and will not permit any of its subsidiaries that is not incorporated or organized in the United States or not wholly owned to, repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than dividends or distributions by wholly owned subsidiaries of the Company);

    (5) will not, and will not permit any of its subsidiaries to, establish, enter into or amend any severance plan, agreement or arrangement or any employee benefit plan or materially increase the compensation payable or the benefits provided to its officers or employees, except as may be required by applicable law or a contract in existence on the date of the Merger Agreement and except for increases for nonofficer employees in the normal course of business consistent with past practice and except as otherwise set forth in the Merger Agreement;

    (6) will not, and will not permit any of its subsidiaries to, authorize or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of any assets or securities or any disposition of any assets or securities, except in an amount that is not material to the Company and its subsidiaries taken as a whole, except for the disposition of the Company's 50% ownership in DeAngelo Marine Exhaust, Inc.;

    (7) will not, and will not permit any of its subsidiaries to, propose or adopt any amendments to its certificate of incorporation or by-laws (or other similar organizational documents);

    (8) will not, and will not permit any of its subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise), except for the disposition of the Company's 50% ownership in DeAngelo Marine Exhaust, Inc., or take any action to cause to be exercisable any unexercisable option under any existing option plan, except for the issuance of shares of Company Common Stock pursuant to options and grants outstanding as of the date of the Merger Agreement which were issued or made pursuant to the Company's 1993 and 1998 Stock Incentive Plans;

    (9) will not, and will not permit any of its subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares (other than as contemplated by the Company's employee benefit plans);

   (10) will not, and will not permit any of its subsidiaries to, (a) incur or prepay any indebtedness for borrowed money or issue any debt securities other than incurrences and repayments of indebtedness under the Company's or its subsidiaries' credit facilities in existence on the date of the Merger Agreement in the ordinary course of business consistent with past practice or (b) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except for guarantees by subsidiaries of the Company of indebtedness permitted under the preceding clause (a);

   (11) will not, and will not permit any of its subsidiaries to (or consent to any proposal by any entity in which the Company has an investment to), make or forgive any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any wholly owned subsidiary of the Company (including any intercompany loans, advances or capital contributions to or investments in, any affiliate), other than advances to employees in the ordinary course of business in accordance with the Company's or its subsidiaries' established policies;

   (12) will not, and will not permit any of its subsidiaries to, (a) enter into any material lease or license or otherwise subject to any material lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;
        (b) modify or amend in any material respect, or terminate, any of its material contracts (except in the ordinary course of business);
        (c) waive, release or assign any rights that are material to the Company and its subsidiaries taken as a whole; or (d) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

   (13) will not, and will not permit any of its subsidiaries to, change any of the financial accounting methods used by it unless required by generally accepted accounting principles of the applicable country or a change in applicable law;

   (14) will not, and will not permit any of its subsidiaries to, file with, or submit to, any Governmental Entity (including the SEC) any registration statement, prospectus or similar document relating to the issuance of any securities of the Company or any subsidiary of the Company, other than a registration statement of the Company on Form S-8 filed with the SEC in connection with the Company's 1993 and 1998 Stock Incentive Plans in each case, in the ordinary course of business consistent with past practice; and

   (15) will not, and will not permit its subsidiaries to, agree to take any of the foregoing actions or take any action that would (a) make certain representations and warranties of the Company in the Merger Agreement untrue or incorrect in any material respect or (b) result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied.

    DCNA CONDUCT OF BUSINESS COVENANT. The Merger Agreement provides that, prior to the Effective Time and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to the Merger Agreement, DCNA will not, and will not permit any of its subsidiaries to, (i) agree to take any action that would result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied or (ii) delay the consummation of the Offer.

    ACCESS; CONFIDENTIALITY. The Merger Agreement provides that, except for competitively sensitive information or government "classified" information or as limited by applicable law or the terms of any confidentiality agreement or provision in effect on the date of the Merger Agreement, the Company will and will cause each of its subsidiaries to afford to DCNA's representatives reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the termination of the Merger Agreement, to its properties, offices, facilities, employees, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and will and will cause each of its subsidiaries to furnish to DCNA such additional financial and operating data and tax and other information as to its and its subsidiaries' respective businesses and properties as DCNA may from time to time reasonably request. The Merger Agreement further provides that DCNA will hold any information provided under this covenant that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 7, 2000, among Penske Corporation, the Company and DaimlerChrysler AG.

    SPECIAL MEETING; PROXY STATEMENT. Following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law:

        (i) call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement; and

        (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement (the "Proxy Statement") and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with DCNA, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, to be mailed to its stockholders at the earliest practicable date, PROVIDED that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with DCNA and its counsel.

    DCNA will vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, the Purchaser or any of DaimlerChrysler AG's other subsidiaries in favor of the approval and adoption of the Merger Agreement.

    In the event that DCNA, the Purchaser and any other Subsidiaries of DCNA acquires in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto will, subject to the conditions to the Merger set forth in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    REASONABLE BEST EFFORTS. The Merger Agreement provides that subject to the terms and conditions of the Merger Agreement and applicable law, each of DCNA, the Purchaser and the Company will act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable. DCNA, the Purchaser and the Company have agreed to (and to cause their respective subsidiaries, and to use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) do the following:

        (i) consult and cooperate with and provide assistance to each other in the preparation and filing of certain documents with the SEC;

        (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other person necessary in connection with the consummation of the transactions contemplated by the Merger Agreement as soon as reasonably practicable;

        (iii) provide all such information concerning DCNA, the Company, their respective subsidiaries and their respective officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing;

        (iv) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by any person; and

        (v) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the Offer or the Merger so as to enable the consummation of the Offer or the Merger to occur as expeditiously as possible, PROVIDED, HOWEVER, that DCNA will not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of plants, assets and businesses of DCNA or any of its subsidiaries or of the Company or any of its subsidiaries. Before making an application to or filing with a Governmental Entity or other entity in connection with the Merger Agreement (other than filing under the HSR Act and the European Union merger control regulations), each party will provide the other with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

    The Merger Agreement also provides that the Company and DCNA will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by DCNA, the Purchaser or the Company, as the case may be, or any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by the Merger Agreement.

    EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS. The Merger Agreement provides that the Company will use its reasonable best efforts to cause each outstanding option to purchase shares of Company Common Stock (including any related alternative rights) granted under any stock option or compensation plan or arrangement of the Company or its subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its subsidiaries) (the "Employee Stock Options") to become exercisable, and each restricted share of Company Common Stock and each deferred stock award granted under the Company Option Plans, to vest in full and become fully transferable and free of restrictions, either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Merger Agreement provides that immediately prior to the Effective Time, each outstanding Employee Stock Option granted pursuant to the Company Option Plans, shall be cancelled and each holder thereof shall be entitled to receive an amount in cash equal to the product of (x) the difference between the Offer Price and the per Share exercise price of such Employee Stock Option and (y) the number of shares of Company Common Stock covered by such Employee Stock Option. The Company shall give an explicit notice of the cancellation of the Employee Stock Options to each holder thereof at least seven days prior to the Effective Time. The Merger Agreement also provides that all payments in respect of such Employee Stock Options will be made as promptly as practicable after the Purchase Date, subject to the collection of all applicable withholding taxes required by law to be collected by the Company.

    The Merger Agreement provides that immediately prior to the Effective Time, units credited to deferred compensation accounts, maintained under the Deferred Compensation Plan for Directors and the Deferred Compensation Plan for Senior Management (Such plans, the "Deferred Compensation Plans") which are deemed invested in shares of Company Common Stock will be deemed settled in a cash amount equal to the product of (i) the Offer Price and (ii) the number of units of Company Common Stock credited to each such account. Any such amount (and any other cash amounts credited to accounts under the Deferred Compensation Plans) will continue to be governed by the terms of the applicable plan, as may be amended from time to time.

    Pursuant to the Merger Agreement, DCNA has also agreed (1) that from the Purchase Date through December 31, 2001, DCNA will, or will cause the Company or the Surviving Corporation to, maintain employee benefit plans, programs and arrangements for continuing employees that are no less favorable in the aggregate than those provided by the Company and its subsidiaries as of the Purchase Date; and more specifically DCNA has agreed to continue to use the current methodology for determining the lump sum payout of benefits to former General Motors salaried employees under the Company's defined benefit pension plan; and (2) to give credit to each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Purchase Date (a "Company Employee") for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Purchase Date, using the same methodology utilized by the Company immediately before the Purchase Date for crediting service and determining levels of benefits, under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by DCNA and its subsidiaries (including, without limitation, the Company and the Surviving Corporation) in which such Company Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans), and (ii) severance plans for purposes of calculating the amount of each Company Employee's severance benefits.

    Pursuant to the Merger Agreement, DCNA, the Company and the Surviving Corporation will (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Purchase Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Purchase Date under any welfare benefit plan maintained for the Company Employees immediately prior to the Purchase Date, and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Purchase Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Purchase Date.

    TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by the Merger Agreement, each of the Company, DCNA and the Purchaser and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    NO SOLICITATION. The Merger Agreement provides that neither the Company nor any of its subsidiaries nor any of the officers and directors of any of them will, and the Company will direct and use its reasonable best efforts to cause it and its subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its subsidiaries not to, directly or indirectly through another person,
(1) initiate, solicit, encourage or otherwise knowingly facilitate any inquiry, proposal or offer from any person that constitutes an Acquisition Proposal or (2) participate in any discussions or negotiations regarding an Acquisition Proposal; PROVIDED, HOWEVER, that the Company Board may, or may authorize the Company, its subsidiaries and their respective officers, directors, employees, agents and representatives to, in response to an Acquisition Proposal that the Company Board concludes in good faith is an Incipient Superior Proposal, (x) furnish information with respect to the Company and its subsidiaries to any person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal, PROVIDED that, prior to taking any such action, the Company provides reasonable advance notice to DCNA that it is taking such action.

    The term "Acquisition Proposal" is defined in the Merger Agreement to mean any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning shares of any class of equity securities of the Company or any of its subsidiaries, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its subsidiaries, or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of subsidiaries owned directly or indirectly by the Company) of the Company or any of its subsidiaries (an "Asset Transaction"), other than the transactions contemplated by the Merger Agreement or certain other transactions permitted by the Merger Agreement. The term "Incipient Superior Proposal" is defined in the Merger Agreement to mean an unsolicited bona fide written Acquisition Proposal that the Company Board concludes in good faith (after consultation with the Company's financial advisor) would, if consummated, provide greater aggregate value to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, PROVIDED that for purposes of this definition the term "Acquisition Proposal" will have the meaning set forth above, except that
(x) references to "shares of any class of equity securities of the Company" will be deemed to be references to "100% of the outstanding Shares" and (y) an "Acquisition Proposal" will be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve the assets of the Company and its subsidiaries, taken as a whole, and not any subsidiary of the Company alone. The term "Superior Proposal" is defined to mean an Incipient Superior Proposal for which any required financing is committed or which in the good faith judgment of the Company Board (after consultation with its financial advisor) is capable of being financed by the person making the Acquisition Proposal.

    The Merger Agreement provides that neither the Company Board nor any committee thereof may (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to DCNA, the recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement unless the Company Board has determined in good faith, after consultation with its financial advisor, that the Offer, the Merger or the Merger Agreement is no longer in the best interests of the Company's stockholders and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Company's stockholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (a) take any of the actions described in clauses (i) or
(ii) above or (b) subject to this paragraph, terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Acquisition Proposal) but only after the third business day following DCNA's receipt of written notice advising DCNA that the Company's Board is prepared to accept an Acquisition Proposal, and attaching the most current version of any such Acquisition Proposal or any draft of an Acquisition Agreement as long as the Company is not in breach of any of its "no solicitation" obligations described above.

    The Merger Agreement also provides that the Company will promptly (but in any event within one business day) notify DCNA orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal.

    Nothing contained in the Merger Agreement prohibits the Company or the Company Board from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law.

    PUBLIC ANNOUNCEMENTS. DCNA and the Company agree that neither one of them will issue any press release or otherwise make any public statement with respect to the Merger Agreement or the transactions contemplated therein without the prior approval of the other party (which approval will not be unreasonably withheld or delayed), except as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed.

    INDEMNIFICATION; INSURANCE. The Merger Agreement provides that from and after the Purchase Date, DCNA will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, arising out of or pertaining to matters existing or occurring at or prior to the purchase of Shares in the Offer, whether asserted or claimed prior to or after the purchase of Shares in the Offer, to the fullest extent permitted under applicable law, and DCNA will also advance fees and expenses as incurred to the fullest extent permitted under applicable law.

    The Merger Agreement provides that the Certificate of Incorporation of the Company will, from and after the Purchase Date, and the Certificate of Incorporation of the Surviving Corporation will, from and after the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth as of the date of the Merger Agreement in Section 6 of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Purchase Date in any manner that would adversely affect the rights thereunder of individuals who at the Purchase Date were directors, officers or employees of the Company; PROVIDED that this provision does not limit DCNA's ability to merge the Company into DCNA or any of its subsidiaries or otherwise eliminate the Company's corporate existence; and PROVIDED FURTHER that in the event of a merger in which the Company is not the Surviving Corporation, the Certificate of Incorporation of the Surviving Corporation shall contain indemnity provisions substantially identical to Section 6 of the Certificate of Incorporation of the Company.

    The Merger Agreement further provides that for six years from the Effective Time, DCNA will maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policy (the "Policies") covering those persons who are currently covered by the Policies; PROVIDED, HOWEVER, that in no event will DCNA be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company and its subsidiaries for such insurance, and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, DCNA will be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount; and PROVIDED, FURTHER, that DCNA may meet its obligations under this paragraph by covering the above persons under either DaimlerChrysler AG's or DCNA's insurance policy on the terms described above that expressly provided coverage for any acts which are covered by the existing policies of the Company and its Subsidiaries.

    The Merger Agreement further provides that the rights of each Indemnified Party under the Merger Agreement are in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or By-Laws of the Company or any subsidiary, under the DGCL or otherwise. The indemnification provisions of the Merger Agreement survive the consummation of the transactions contemplated by the Merger Agreement, and each Indemnified Party is, for all purposes, a third party beneficiary of the covenants and agreements of the Company contained in the Merger Agreement and, accordingly, will be treated as a party to the Merger Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly.

    SHARED CORPORATE SERVICES. The Merger Agreement provides that the Company will not amend the terms of the Management Services Agreement, and that, except as expressly provided therein, within 90 days following the Effective Time the Company will cease using services provided by or procured by Penske Corporation or DDC Holdings and will cease to be obligated to compensate either such party for such services. To the extent that Penske Corporation or DDC Holdings use services provided by the Company, such services will also cease and Penske Corporation and DDC Holdings will no longer be obligated to accept or pay for such services within 90 days following the Effective Time. The Merger Agreement also provides that prior to the Effective Time, the Company, the Purchaser and DCNA will use reasonable best efforts to develop and implement plans that will permit the separation of the Company from Penske Corporation and DDC Holdings and will permit separation of corporate services currently shared by such parties, on an expeditious, cost-efficient and harmonious basis, including through the provision of services by one party to the other for an appropriate and mutually agreeable transition period on an arm's-length basis. Following the Effective Time the parties are to use their reasonable best efforts to implement such plan.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the obligations of DCNA, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

    (1) if required by the DGCL, the approval of the Merger Agreement by the stockholders of the Company;

    (2) no statute, rule, regulation, executive or court order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or has the effect of making DCNA's or the Purchaser's acquisition of Shares illegal;

    (3) DCNA or the Purchaser or any of their respective affiliates shall have purchased Shares pursuant to the Offer or pursuant to the Stock Purchase Agreement, except that this condition shall not be a condition to DCNA's and the Purchaser's obligation to effect the Merger if DCNA or the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement; and

    (4) the applicable waiting period under the HSR Act shall have expired or been terminated and the applicable waiting period under the European Union merger control regulations shall have expired.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by stockholders:

    (1) by the mutual written consent of the Company (including, if applicable, the Independent Director Approval contemplated by the Merger Agreement), DCNA and the Purchaser;

    (2) by either DCNA if it simultaneously terminates the Stock Purchase Agreement without having bought any Shares thereunder or the Company if
        (a) (i) the Offer shall have expired in accordance with the terms of the Merger Agreement and without any Shares being purchased pursuant thereto, or (ii) the Offer is not consummated on or before December 31, 2000; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement shall not be available to either party whose failure (or, in the case of DCNA, the failure of the Purchaser) to fulfill any obligation under the Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer; (b) a statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated in the Merger Agreement or otherwise making the acquisition of Shares by DCNA or the Purchaser substantially on the terms contemplated in the Merger Agreement illegal; or (c) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated in the Merger Agreement and such order, decree, ruling or injunction shall have become final and non-appealable; PROVIDED, that the party seeking to terminate the Merger Agreement used its reasonable best efforts to remove such order, decree, ruling or injunction;

    (3) by DCNA if it simultaneously terminates the Stock Purchase Agreement without having bought any Shares thereunder, if due to an occurrence or circumstance, other than as a result of a breach by DCNA or the Purchaser of its obligations under the Merger Agreement or under the Offer, resulting in a failure to satisfy any condition to the Offer, the Purchaser shall have (i) failed to commence the Offer within 20 days following the date of the Merger Agreement, or (ii) terminated the Offer without having accepted any Shares for payment;

    (4) by the Company, if due to an occurrence or circumstance, other than as a result of a breach by the Company of its obligations under the Merger Agreement, resulting in a failure to satisfy any condition to the Offer, the Purchaser shall have (i) failed to commence the Offer within 20 days following the date of the Merger Agreement, or (ii) terminated the Offer without having accepted any Shares for payment;

    (5) by the Company, in accordance with the Merger Agreement, in response to a Superior Proposal, PROVIDED that such termination shall not be effective unless and until the Company shall have paid to DCNA the Termination Fee described below.

    If the Merger Agreement is terminated, there shall be no other liability (other than with respect to termination fees, confidentiality and expenses) on the part of DCNA, the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of the Merger Agreement. In the event of termination of the Merger Agreement prior to the expiration of the Offer, DCNA and the Purchaser will promptly terminate the Offer without purchasing Shares.

    In the event that the Merger Agreement shall have been terminated pursuant to paragraph (3) under "--Termination" above as a result of the failure of the condition set forth in paragraph (d) of Section 15 below or pursuant to paragraph (5) under "Termination" above, the Company will immediately pay DCNA a fee equal to $3 million (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by DCNA in the case of termination pursuant to paragraph (5) under "--Termination" above shall be a condition to the effectiveness of such termination.

    EXPENSES. Except as otherwise specified above, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

    ASSIGNMENT. Neither the Merger Agreement nor any of the rights, interests or obligations therein shall be assignable by any of the parties thereto without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, all or any of its rights and interests therein to

DCNA or to any direct or indirect wholly owned subsidiary of DCNA, provided that no such assignment will relieve the Purchaser of its obligations therein if such assignee does not perform such obligations.

    AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after adoption of the Merger Agreement by stockholders of the Company, by written agreement of the parties thereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include the Independent Director Approval contemplated in the Merger Agreement); PROVIDED, HOWEVER, that after adoption of the Merger Agreement by stockholders of the Company, there shall be no amendment or change to the Merger Agreement that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the stockholders of the Company.

THE STOCK PURCHASE AGREEMENT

    As a condition to the willingness of DCNA and the Purchaser to enter in the Merger Agreement, they required that DDC Holdings enter into the Stock Purchase Agreement. The Stock Purchase Agreement provides that DCNA will purchase from DDC Holdings all of the shares of Company Common Stock owned by DDC Holdings for an aggregate purchase price of $23.00 per Share (the "Purchase Price"), payable on the earlier of (i) the Closing pursuant to the Merger Agreement or
(ii) satisfaction or waiver of the conditions set forth below. The Stock Purchase Agreement provides that as long as the Merger Agreement has not been terminated, DDC Holdings will tender all of its Shares in the Offer. Upon the Purchaser's acceptance of the Shares for payment in the Offer and payment to DDC Holdings for its Shares, all rights and obligations of DCNA, DDC Holdings and Penske Corporation under the Stock Purchase Agreement end, and the Agreement is automatically terminated.

    CONDITIONS. The Stock Purchase Agreement provides that the obligations of DCNA and DDC Holdings to consummate the Stock Purchase will be subject to the satisfaction of each of the following conditions: (i) no statute, rule, regulation, executive order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which has the effect of making the acquisition of the Shares by DCNA illegal or otherwise restrains or prohibits the acquisition of the Shares by DCNA; and
(ii) any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act and the EU Regulation shall have expired or been terminated.

    The Stock Purchase Agreement provides that the obligations of DDC Holdings to consummate the transactions contemplated thereby will also be subject to the satisfaction or waiver by DDC Holdings of the following additional conditions:
(1) the accuracy in all material respects of the representations and warranties of DCNA contained in the Stock Purchase Agreement and of DCNA and Purchaser contained in the Merger Agreement and receipt by DDC Holdings of a certificate of the Chief Executive Officer or Chief Financial Officer of DCNA to such effect; and (2) the performance or compliance in all material respects with all agreements and covenants by DCNA required by the Stock Purchase Agreement and by DCNA and Purchaser in the Merger Agreement, and the receipt by DDC Holdings of a certificate of the Chief Executive Officer or Chief Financial Officer of DCNA to such effect.

    The obligations of DCNA to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction or waiver by DCNA of conditions which are substantially identical to the conditions set forth in
Section 15 below.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Stock Purchase Agreement, each of the parties has made customary representations and warranties to the other, including representations relating to incorporation, corporate power and authority; the absence of certain conflicts the Stock Purchase Agreement might create; and the absence of broker's fees. In addition, DDC Holdings has made certain additional representations regarding its creation and business purpose and its record and beneficial ownership of Shares.

    COVENANTS. The Stock Purchase Agreement contains various covenants, including the following:

    (1) DDC Holdings will not transfer or otherwise dispose of, grant a proxy with respect to, create or permit to exist any security interest, lien or limitation on DDC Holdings' voting rights, or otherwise create an encumbrance of any nature with respect to, any of the Shares.

    (2) DDC Holdings will not (i) take any action that would make any of its representations or warranties untrue or incorrect in any material respect or have the effect of preventing or disabling DDC Holdings from performing its obligations or (ii) directly or indirectly, initiate, solicit or encourage any person or entity to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

    (3) DDC Holdings will not, directly or indirectly, solicit, initiate or encourage, or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) that may reasonably be expected to lead to, any Acquisition Proposal, or take or allow to be taken any action in furtherance thereof, and will notify DCNA promptly of any proposal or offer, or any inquiry or contact regarding an Acquisition Proposal.

    (4) DCNA and DDC Holdings shall each use its reasonable efforts to obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any party in connection with the authorization, execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals, including with respect to the HSR Act and the EU Regulation.

    (5) Penske Corporation will take all actions and execute all documents or other instruments necessary or desirable (i) to cause DDC Holdings to perform its obligations under the Stock Purchase Agreement and (ii) to cause the consummation of the transactions contemplated by the Stock Purchase Agreement.

    (6) Penske Corporation will not amend the terms of the Management Services Agreement between the Company and Penske Corporation. Except as expressly provided in the Management Services Agreement, within 90 days following the Effective Time the Company will cease using services provided by or procured by Penske Corporation or DDC Holdings and will cease to be obligated to compensate either such party for such services, and to the extent that Penske Corporation or DDC Holdings use services provided by the Company, such services will also cease and Penske Corporation and DDC Holdings will no longer be obligated to accept or pay for such services within 90 days following the Effective Time. The Stock Purchase Agreement also provides that prior to the Effective Time the Company, the Purchaser and DCNA will use reasonable best efforts to develop and implement plans that will permit the separation of the Company from Penske Corporation and DDC Holdings and will permit separation of corporate services currently shared by such parties, including through the provision of services by one party to the other for an appropriate and mutually agreeable transition period on an arm's-length basis. Following the Effective Time the parties will use their reasonable best efforts to implement such plan.

    VOTING AGREEMENT AND PROXY. The Stock Purchase Agreement provides that until the termination of the Merger Agreement, at any meeting of the stockholders of the Company and in any action by consent of the stockholders of the Company, DDC Holdings will vote (or cause to be voted) the Shares owned by it (a) in favor of the approval of the Merger and all of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement and otherwise in such manner as may be necessary to consummate the Merger;
(b) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement or in the Stock Purchase Agreement; and (c) against any action, proposal, agreement or transaction that could result in any of the conditions to the Company's obligations under the

Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement, the Merger or the Stock Purchase Agreement. The Stock Purchase Agreement further provides that DDC Holdings irrevocably appoints DCNA and each of its officers, as DDC Holdings' attorney and proxy pursuant to the provisions of Section 212(c) of the DGCL, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Shares at any meeting of stockholders of the Company or consent in lieu of any such meeting.

    TERMINATION. The Stock Purchase Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing date as follows:

    (1) by mutual written consent duly authorized by the Boards of Directors of each of DCNA and DDC Holdings;

    (2) by either DCNA or DDC Holdings, if the Closing Date has not occurred on or before March 31, 2001; PROVIDED, HOWEVER, that the right to terminate will not be available to any party whose failure to fulfill any covenant under the Stock Purchase Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur;

    (3) by either DCNA or DDC Holdings, if any Governmental Entity shall have issued a statute, rule, regulation or executive order or taken any other action permanently restraining or enjoining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreement and such order shall be final and nonappealable; or

    (4) by either party upon a breach of any representation, warranty, covenant or agreement on the part of the other party, as set forth in the Stock Purchase Agreement.

THE STOCK PUT OPTION AGREEMENT

    The Stock Put Option Agreement provides that, as a condition to their willingness to enter into the Merger Agreement, DCNA and the Purchaser have required that Penske Corporation agree to grant the Company a right in its sole discretion following the Merger to require that Penske Corporation purchase 51% of the outstanding shares of capital stock (such option being referred to as the "VM Put Option" and such shares being referred to as the "Put Shares") of VM Holdings. VM Holdings is the legal and beneficial owner, directly or indirectly, of 100% of the capital stock of VM Motori S.p.A., an Italian corporation, and the outstanding quotas of Detroit Diesel Motores do Brasil, Ltda., a Brazilian limited liability company. The parties to the Merger Agreement, together with Penske Corporation and DaimlerChrysler AG, intend to negotiate in good faith and otherwise use their best commercially reasonable efforts for a period of 180 days following the Merger in order to create a three-party joint venture to operate the engine business currently operated by VM Holdings and its subsidiaries, in which Penske Corporation or one of its affiliates would have industrial leadership and which would include an affiliate of DaimlerChrysler AG and a third independent industrial partner.

    The Stock Put Option Agreement provides that the Company will propose the purchase price of the VM Put Option and that if the Company and Penske Corporation are unable to arrive at a mutually agreeable purchase price after negotiating in good faith for not less than two weeks, they shall jointly appoint an investment bank of international reputation which has no business, financial or other significant relationship with Penske Corporation or DCNA or any of their respective affiliates to determine the purchase price within thirty days following receipt of all requested information necessary to support such determination. If the Company wishes to exercise the VM Put Option, it shall send a written notice to Penske Corporation declaring that the VM Put Option is thereby exercised and that it is irrevocably contractually committed to sell the Put Shares to Penske Corporation, specifying the proposed purchase price to be paid by Penske Corporation for the Put Shares and fixing a date, time and location for the closing of the purchase.

    Pursuant to the Stock Put Option Agreement, the Company and Penske Corporation have made customary representations and warranties to each other, including representations relating to corporate power, authority and authorizations; and that the Stock Put Agreement constitutes a valid, binding and enforceable agreement. The Company also has made representations that the Put Shares are fully paid and nonassessable and are free and clear of any lien or encumbrance; and that information regarding VM Holdings provided by or on behalf of the Company to Penske Corporation does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information in light of the circumstances in which it was provided not misleading.

    The Stock Put Option Agreement provides that Penske Corporation's obligation to purchase and pay for the Put Shares is subject to the following conditions:
(1) no statute, rule, regulation, executive order, decree, ruling or permanent injunction being enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the exercise of the VM Put Option substantially on the terms contemplated by the Stock Put Option Agreement or having the effect of making the acquisition of the Put Shares by Penske Corporation illegal; (2) all waiting periods under the HSR Act and the European Union merger control regulations applicable to the purchase of the Put Shares by Penske Corporation having expired or been terminated; and (3) the Merger being consummated and at least 180 days having elapsed following the Effective Time.

    The Put Option shall expire and be of no further force and effect on the date which is the 365th day following the Merger of the Purchaser with and into the Company.

THE MANAGEMENT SERVICES AGREEMENT

    Contemporaneously with the signing of the Merger Agreement, Penske Corporation and the Company entered into the Management Services Agreement which provides for the continuation following the Effective Time of the Merger of certain services provided by Penske Corporation to DDC and its subsidiaries (the "DDC Group") for a period ending on the third anniversary of the Effective Time (the "Service Period"). The services to be provided under the Agreement include those with respect to taxes; risk management; sales, marketing and customer relations; establishment of a European joint venture regarding the operations of VM Holdings, general advice and guidance and strategic planning (collectively, the "Services").

    The Management Services Agreement provides that Penske Corporation will provide Services as requested by DDC. The aggregate fee payable by DDC to Penske Corporation for all Services rendered during the Service Period will be $5,000,000 which will be paid in equal quarterly installments. DDC may request that Penske Corporation provide additional services to DDC. In respect of these services, the parties have agreed to discuss in good faith an appropriate increase in the service fees to reflect any such additional services. Penske Corporation and DDC have agreed that, within 90 days from the date of the Management Services Agreement, Penske Corporation will invoice DDC for all amounts owing by DDC to Penske Corporation. The Management Service Agreement further provides that DDC will sublease to Penske Corporation and its affiliates office space comparable to that used by them, and on terms and conditions comparable to those existing, prior to the date of the Management Services Agreement and which are arm's-length.

    The Management Services Agreement provides that Penske Corporation, its affiliates, directors, officers, employees, agents or permitted assigns (each, a "Penske Party") will not be liable to the DDC Group or any affiliate, director, officer, employee, agent or permitted assign of the DDC Group (each, a "DDC Group Party") for any liabilities arising in connection with the Management Services Agreement or the Services. Each party will indemnify the other against all liabilities, claims, damages, losses and expenses of third parties unrelated to the indemnified party arising in connection with indemnifying party's negligence or willful misconduct in its performance of its obligations under the Management Services Agreement, unless such negligence or willful misconduct was caused by the acts or omissions of the indemnified party.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

    The Company Board, based on among other things, the unanimous recommendation of the Special Committee, has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval and adoption at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting. If the Minimum Condition is satisfied or the Shares are otherwise purchased pursuant to the Stock Purchase Agreement, the Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

    If DCNA beneficially owns at least 90% of the then outstanding Shares following the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and bylaws of the Purchaser will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger; PROVIDED THAT, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the corporation shall be "Detroit Diesel Corporation."

    APPRAISAL RIGHTS. Under the DGCL, holders of Shares do not have dissenters' rights in connection with the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

    PLANS FOR THE COMPANY. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, DCNA currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company Board who were directors as of the date of the Merger Agreement and who are members of the Special Committee.

    Except as otherwise set forth in this Offer to Purchase, it is expected that initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. DCNA will continue to evaluate the business and operations of the Company during the pendency of the Offer. In addition, after the consummation of the Offer and the Merger, DaimlerChrysler AG intends to conduct a comprehensive review of the Company's business, operations, capitalization, corporate structure and management with a view to optimizing development of the Company's potential in conjunction with DaimlerChrysler AG's businesses. After such review DaimlerChrysler AG will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

    Except as described above or elsewhere in this Offer to Purchase, the Purchaser and DCNA have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.  CERTAIN EFFECTS OF THE OFFER.

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATION. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of record holders of at least 100 Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq National Market or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

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
    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the NYSE. DCNA and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of DCNA, the Company will not and will not permit any of its subsidiaries that are not incorporated or organized in the United States to repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than dividends or distributions by wholly owned subsidiaries of the Company).

15.  CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the Expiration Date, (ii) the Regulatory Condition shall not have been satisfied at the Expiration Date, or (iii) immediately prior to the expiration of the Offer, in the reasonable good faith judgment of the Purchaser, any of the following conditions shall exist:

        (a) there shall have been entered, enforced or issued by any Governmental Entity, any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits the acceptance for payment of, or payment for, any Shares by DCNA, the Purchaser or any other affiliate of DCNA, or the consummation of the Merger transaction; (ii) which prohibits or limits materially the ownership or operation by the Company, DCNA or any of their Subsidiaries of all or any material portion of the business or assets of the Company, DCNA or any of their Subsidiaries, or compels the Company, DCNA or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, DCNA or any of their Subsidiaries; (iii) which imposes or confirms limitations on the ability of DCNA, the Purchaser or any other affiliate of DCNA to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) which requires divestiture by DCNA, the Purchaser or any other affiliate of DCNA of any Shares; or (v) which otherwise would have a

    Material Adverse Effect on the Company to the extent that it relates to or arises out of the transactions contemplated by the Merger Agreement or DCNA;

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any Governmental Entity or deemed by any Governmental Entity applicable to
    (i) DCNA, the Company or any subsidiary or affiliate of DCNA or the Company or (ii) any transaction contemplated by the Merger Agreement, other than the HSR Act and the EU Regulation, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above;

        (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

        (d) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, modified or changed, in a manner adverse to DCNA or the Purchaser, the recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal, (iii) caused the Company to enter into any Acquisition Agreement relating to any Acquisition Proposal, or (iv) resolved to do any of the foregoing;

        (e) the representations or warranties of the Company set forth in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Merger Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date of the Merger Agreement, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of the Merger Agreement, respectively);

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (g) the VM Put Option shall not be in full force and effect, or shall have been amended or otherwise modified;

        (h) the Merger Agreement shall have been terminated in accordance with its terms; or

        (i) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer;

which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by DCNA or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

    The foregoing conditions are for the benefit of the Purchaser and DCNA and, subject to applicable provisions of the Merger Agreement, may be asserted by the Purchaser or DCNA regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or DCNA in whole or in part at any time and from time to time in their reasonable discretion on or prior to the Expiration Date. The failure by DCNA or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or DCNA as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See
Section 15.

    STATE TAKEOVER STATUTES. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

    In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of
Section 203 the entering into by the Purchaser, DCNA and the Company of the Merger Agreement and the Stock Purchase Agreement by DCNA and DDC Holdings and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to DCNA and the Purchaser by virtue of such actions.

    If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

    UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, the Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC shortly. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days after the date on which the Purchaser makes such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of DCNA or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and Section 11 for certain termination rights.

    EEA AND EUROPEAN NATIONAL MERGER REGULATION. DCNA and the Company each conduct substantial operations in the European Economic Area. Council Regulation
(EEC) 4064/89, as amended, and Article 57 of the European Economic Area Agreement require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. In these cases, the European Commission, as opposed to the individual countries within the European Economic Area, will, with certain exceptions, have exclusive jurisdiction to review the concentration. Approval by the European Commission is, with certain very limited exceptions, required prior to completion of transactions, with "Community or EFTA dimensions."

    DCNA and the Company have determined that the Offer and the Merger have a "community dimension," and thus, intend to file notification in the prescribed form with the European Commission in accordance with the European Regulation promptly.

    This filing will trigger a one-month review period in which the European Commission is required to determine whether the proposed Merger is compatible with the European common market or that there is sufficiently "serious doubt" about the proposed Merger's compatibility with the common market to require a more complete review of the proposed merger.

    The one-month review period can be extended to six weeks if the parties offer undertakings to address certain concerns the European Commission may have. If after the initial one-month (or six weeks) review period, the European Commission continues to have serious doubts regarding the compatibility of the Merger with the European common market, the total review period can be as long as five months from the date of complete notification. During the review process conditions can be imposed and obligations by the parties may become necessary.

    OTHER FILINGS. DCNA and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17.  FEES AND EXPENSES.

    J.P. Morgan Securities Inc. is acting as the Dealer Manager in connection with the Offer and DCNA's proposed acquisition of the Company. J.P. Morgan will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. DCNA and the Purchaser will indemnify J.P. Morgan and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    DCNA and the Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and ChaseMellon Shareholder Services L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    Neither of DCNA nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF DCNA OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                                DIESEL PROJECT DEVELOPMENT, INC.

July 31, 2000

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF DAIMLERCHRYSLER AG,
                             DCNA AND THE PURCHASER

1.  DIRECTORS AND EXECUTIVE OFFICERS OF DAIMLERCHRYSLER AG.

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and Management Board (substantially the same as directors and executive officers) of DaimlerChrysler AG. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany.

SUPERVISORY BOARD                                       SUPERVISORY BOARD POSITION;
                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
HILMAR KOPPER..........................  Chairman, Supervisory Board. Chairman, Supervisory Board
Taunusanlage 12                          of Deutsche Bank AG. Supervisory Board Memberships:
60325 Frankfurt am Main                  Akzo-Nobel N.V., Bayer AG, Solvay S.A. and Unilever N.V.;
Germany                                  Director, Xerox Corp.

ERICH KLEMM............................  Deputy Chairman, Supervisory Board. Chairman of the
Tubinger Allee 2                         Corporate Works Council, DaimlerChrysler AG and
71065 Sindelfingen                       DaimlerChrysler Group.
Germany

ROBERT E. ALLEN........................  Member, Supervisory Board. Retired Chairman of the Board
101 JFK Parkway                          and Chief Executive Officer of AT&T Corp. Director,
Room ID403                               Bristol-Myers Squibb Co. and PepsiCo.
Short Hills, NJ 07078
Citizen of the United States of America

WILLI BOHM.............................  Member, Supervisory Board. Senior Manager Wage Accounting,
Daimlerstrasse 1                         Member of the Works Council, Worth Plant, DaimlerChrysler
76744 Worth am Rhein                     AG.
Germany

SIR JOHN P. BROWNE.....................  Member, Supervisory Board. Chief Executive Officer of BP
Britannic House                          Amoco p.l.c. Director, Intel Corporation and Goldman Sachs
1 Finsbury Circus                        Inc.
London EC2M 7BA
Great Britain
Citizen of England

MANFRED GOBELS.........................  Member, Supervisory Board. Director Service and Mobility
Plieninger Strasse 140                   Concept, Chairman of the Management Representative
70567 Stuttgart                          Committee, DaimlerChrysler Group.
Germany

RUDOLF KUDA............................  Member, Supervisory Board. Retired Head of Department,
Lyoner Strasse 32                        Executive Council, German Metal Workers' Union.
60528 Frankfurt am Main
Germany

                                                        SUPERVISORY BOARD POSITION;
                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
ROBERT J. LANIGAN......................  Member, Supervisory Board. Chairman Emeritus of Owens-
10th Floor, One Seagate                  Illinois, Inc. Director, IMS Health and Owens-Illinois,
Toledo, OH 43666                         Inc.
Citizen of the United States of America

HELMUT LENSE...........................  Member, Supervisory Board. Chairman of the Works Council,
Mercedesstrasse 136                      Unterturkheim Plant, DaimlerChrysler AG.
70327 Stuttgart
Germany

PETER A. MAGOWAN.......................  Member, Supervisory Board. Retired Chairman of the Board
Candlestick Park                         of Safeway, Inc. President and Managing General Partner of
San Francisco, CA 94124                  San Francisco Giants. Director, Safeway Inc. and
Citizen of the United States of America  Caterpillar Inc.

GERD RHEUDE............................  Member, Supervisory Board. Chairman of the Works Council,
Daimlerstrasse 1                         Worth Plant, DaimlerChrysler AG.
76744 Worth am Rhein
Germany

HERBERT SCHILLER.......................  Member, Supervisory Board. Chairman of the Corporate Works
Mergenthaler Allee 42                    Council, DaimlerChrysler Services (debis) AG.
65760 Eschborn
Germany

DR. RER. POL. MANFRED SCHNEIDER........  Member, Supervisory Board. Chairman of the Board of
Kaiser-Wilhelm-Allee                     Management of Bayer AG. Supervisory Board Memberships:
Hochhaus W1                              Allianz AG, Metro AG and RWE AG.
51368 Leverkusen
Germany

PETER SCHONFELDER......................  Member, Supervisory Board. Chairman of the Works Council,
Haunstetterstrasse 225                   Augsburg Plant, DaimlerChrysler Aerospace AG.
86179 Augsberg
Germany

G. RICHARD THOMAN......................  Member, Supervisory Board. President and Chief Executive
Bldg. 100                                Officer of Xerox Corporation. Director, Fuji Xerox Company
First Stamford Place, 2nd Floor          Ltd., General Electric Investments Equity and Union
Stamford, CT 06904                       Bancaire Privee.
Citizen of the United States of America

BERNHARD WALTER........................  Member, Supervisory Board. Supervisory Board Memberships:
c/o Dresdner Bank AG                     Bilfinger+Berger Bauaktiengesellschaft, Degussa-Huls AG,
Jurgen-Ponto-Platz 1                     Deutsche Lufthansa AG, Deutsche Telekom AK, Heidelberger
60329 Frankfurt am Main                  Zement AG, Henkel KGaA, Metallgesellschaft AG, Staatliche
Germany                                  Porzellan-Manufaktur Meissen GmbH and Thyssen Krupp AG.

                                                        SUPERVISORY BOARD POSITION;
                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
LYNTON R. WILSON.......................  Member, Supervisory Board. Chairman of the Board of BCE
Suite 4700                               Inc. Director, Imperial Oil Limited, Ontario Power
181 Bay Street                           Generation Inc, Bell Canada International Inc., Nortel
P.O. Box 794                             Networks Corp., DaimlerChrysler Canada Inc., Team Canada
Toronto, Ontario                         Inc. and JP Morgan & Co.
Canada M5J 2T3
Citizen of Canada

DR.-ING. MARK WOSSNER..................  Member, Supervisory Board. Chairman of the Supervisory
Carl-Bertelsmann-Strasse 270             Board of Bertelsmann AG. Supervisory Board Memberships:
33311 Gutersloh                          Druck- und Verlagshaus Gruner+Jahr AG (Chairman),
Germany                                  Bertelsmann Arvato AG and Bertelsmann Buch AG.

BERNHARD WURL..........................  Member, Supervisory Board. Head of Department, Executive
Lyoner Strasse 32                        Council, German Metalworkers' Union. Supervisory Board
60528 Frankfurt am Main                  Memberships: Deutsche Babcock AG.
Germany

STEPHEN P. YOKICH......................  Member, Supervisory Board. President of International
Solidarity House                         Union United Automobile, Aerospace and Agricultural
8000 E. Jefferson Avenue                 Implement Workers of America (UAW); Director, Blue Cross
Detroit, MI 48214                        Blue Shield of Michigan (BCBSM).
Citizen of the United States of America

MANAGEMENT BOARD
                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
JURGEN E. SCHREMPP.....................  Chairman, Management Board (1998 to present). Chairman of
Epplestrasse 225                         the Board of Management of Daimler-Benz AG.
70567 Stuttgart
Germany

DR. RER. POL. MANFRED BISCHOFF.........  Member, Management Board responsible for Aerospace and
Epplestrasse 225                         Non- Automotive segments (1998 to present); Member,
70567 Stuttgart                          Management Board of Daimler-Benz AG and Chief Executive
Germany                                  Officer of Daimler-Benz Aerospace AG.

DR. RER. POL. ECKHARD CORDES...........  Member, Management Board responsible for Corporate
Epplestrasse 225                         Development and IT-Management (including responsibility
70567 Stuttgart                          for MTU Friedrichshafen und TEMIC) (1998 to present);
Germany                                  Member, Management Board of Daimler-Benz AG--Corporate
                                         Development and Directly Managed Businesses; Deputy
                                         Member, Management Board--Corporate Development and
                                         Directly Managed Businesses; Senior Vice
                                         President--Corporate Development.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
GUNTHER FLEIG..........................  Member, Management Board responsible for Human Resources &
Epplestrasse 225                         Labor Relations Director (1999 to present); President of
70567 Stuttgart                          DaimlerChrysler France, DaimlerChrysler Holding France and
Germany                                  Head of the Corporate Representation Office; President of
                                         Mercedes-Benz France; Head of European Sales Projects,
                                         Mercedes-Benz AG.

THOMAS C. GALE.........................  Member, Management Board responsible for Product
1000 Chrysler Drive                      Development, Design Chrysler Group & Passenger Car
Auburn Hills, Michigan 48326-2766        Operations (1998 to present); Executive Vice President of
Citizen of the United States of America  Chrysler Corporation--Product Strategy, Design and
                                         External Affairs and General Manager--Jeep Operations;
                                         Executive Vice President--Product Development; Executive
                                         Vice President--Product Design and International
                                         Operations.

DR. IUR. MANFRED GENTZ.................  Member, Management Board responsible for Finance and
Epplestrasse 225                         Controlling (1998 to present); Member, Management Board of
70567 Stuttgart                          Daimler-Benz AG--Finance & Controlling, Human Resources.
Germany

JAMES P. HOLDEN........................  Member, Management Board responsible for Chrysler Group
1000 Chrysler Drive                      (1998 to present); Executive Vice President of Chrysler
Auburn Hills, Michigan 48326-2766        Corporation--Sales and Marketing and General Manager--
Citizen of the United States of America  Minivan Operations; Executive Vice President--Sales and
                                         Marketing; Vice President--Quality, Capacity and Process
                                         Management.

PROF JURGEN HUBBERT....................  Member, Management Board responsible for Mercedes-Benz
Epplestrasse 225                         Passenger Cars and smart (1998 to present); Member,
70567 Stuttgart                          Management Board of Daimler-Benz AG--Passenger Cars;
Germany                                  Member, Management Board of Mercedes-Benz AG--Passenger
                                         Cars.

DR. IUR. KLAUS MANGOLD.................  Member, Management Board responsible for Services (debis)
Epplestrasse 225                         (1998 to present); Member, Management Board of
70567 Stuttgart                          Daimler-Benz AG and President and Chief Executive Officer
Germany                                  of Daimler-Benz InterServices (debis) AG.

THOMAS W. SIDLIK.......................  Member, Management Board responsible for Procurement &
1000 Chrysler Drive                      Supply Chrysler Group & Jeep Operations, (1998 to
Auburn Hills, Michigan 48326-2766        present); Executive Vice President of Chrysler
Citizen of the United States of America  Corporation--Procurement & Supply; Vice President and
                                         Chairman of Chrysler Financial Corporation and General
                                         Manager--Small Car Operations.

GARY C. VALADE.........................  Member, Management Board responsible for Global
1000 Chrysler Drive                      Procurement & Supply (1998 to present); Executive Vice
Auburn Hills, Michigan 48326-2766        President and Chief Financial Officer of Chrysler
Citizen of the United States of America  Corporation.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
PROF. KLAUS-DIETER VOHRINGER...........  Member, Management Board responsible for Research &
Epplestrasse 225                         Technology (1998 to present); Member, Management Board of
70567 Stuttgart                          Daimler-Benz AG--Research & Technology; Deputy Member,
Germany                                  Management Board of Mercedes-Benz AG--Powertrain Unit
                                         Commercial Vehicles.

DR.-ING DIETER ZETSCHE.................  Member, Management Board responsible for Commercial
Epplestrasse 225                         Vehicles (1998 to present); Member, Management Board of
70567 Stuttgart                          DaimlerChrysler AG--Sales and Marketing; Member,
Germany                                  Management Board of Daimler-Benz AG--Sales and Marketing;
                                         Member, Management Board of Mercedes-Benz AG--Passenger
                                         Cars Development.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF DCNA.

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of DCNA. Unless otherwise indicated, the current business address of each person is 1000 Chrysler Drive, Auburn Hills, Michigan, 48326-2766. Unless otherwise indicated, each such person is a citizen of the United States of America.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
MANFRED GENTZ..........................  Chairman, Board of Directors. Member, Management Board
Epplestrasse 225                         responsible for Finance and Controlling, DaimlerChrysler
70567 Stuttgart                          AG; Member, Management Board of Daimler-Benz AG--Finance
Germany                                  and Controlling, Human Resources.
Citizen of the Federal Republic of
Germany

THOMAS P. CAPO.........................  Member, Board of Directors. Senior Vice President and
                                         Treasurer, DaimlerChrysler AG.

EDMUND J. LABATCH......................  Member, Board of Directors. Vice President, Treasurer,
                                         DaimlerChrysler North American Holding Corporation.

KARL REINERT...........................  Member, Board of Directors. Vice President, Risk
Epplestrasse 225                         Controlling/ Project-Trade Finance (FR), DaimlerChrysler
70567 Stuttgart                          AG; CIO, Mercedes Benz United Kingdom.
Germany
Citizen of the Federal Republic of
Germany

PAUL WICK..............................  Member, Board of Directors. Senior Vice President, Finance
Epplestrasse 225                         and Taxation, DaimlerChrylser AG.
70567 Stuttgart
Germany
Citizen of the Federal Republic of
Germany

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
T.P. DYKSTRA...........................  Member, Board of Directors. Assistant Treasurer,
                                         DaimlerChrysler North America Holding Corporation.

JOHN L. LOFFREDO.......................  Vice President, Taxation, DaimlerChrysler North America
                                         Holding Corporation.

3.  DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-------------------------                             -------------------------------
THOMAS P. CAPO.........................  Senior Vice President and Treasurer, DaimlerChrysler AG;
1000 Chrysler Drive                      Director, Diesel Project Development, Inc.; President,
Auburn Hills, Michigan 48326-2766        Diesel Project Development, Inc.
Citizen of the United States of America

ARNE ANDERSON..........................  Director, M&A Automotive, DaimlerChrysler AG (1996 to
DaimlerChrysler AG                       present); Member, Legal Department, AEG AG; Director,
Mercedesstrasse 137                      Diesel Project Development, Inc.; Vice President and
HPC: F601                                Treasurer, Diesel Project Development, Inc.
D-70327 Stuttgart
Germany

JOACHIM DREES..........................  Senior Manager, M&A Automotive, DaimlerChrysler AG (1996
DaimlerChrysler AG                       to present); Senior Consultant, Baumgartner & Partner;
Mercedesstrasse 137                      Director, Diesel Project Development, Inc.; Vice President
HPC: F601                                and Secretary, Diesel Project Development, Inc.
D-70327 Stuttgart
Germany

--------------------------------------------------------------------------------

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                           BY FACSIMILE
                           TRANSMISSION

                           (for Eligible
                        Institutions only):
                          (201) 296-4293

                       CONFIRM BY TELEPHONE:

                          (201) 296-4860

BY OVERNIGHT COURIER:        BY MAIL:               BY HAND:

   Reorganization         Reorganization         Reorganization
     Department             Department             Department
 85 Challenger Road        P.O. Box 3301          120 Broadway
  Mail Stop--Reorg.    South Hackensack, NJ        13th Floor
 Ridgefield Park, NJ           07606           New York, NY 10271
        07660

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         Call Toll Free: (800) 322-2885
                          Call Collect: (212) 929-5500

                      THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.

                                 60 Wall Street
                            New York, NY 10260-0060
                         Call Toll Free: (877) 576-7940